Consent of
        Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated February 18, 2009, on the financial statements and financial highlights of Pioneer Real Estate Shares included in the Annual Report to the Shareowners for the year ended December 31, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 033-65822) of Pioneer Real Estate Shares.
                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 27, 2009